RMHB, HEMPd, & Eagle Spirit

Organic Digital Strategy

HEMPd, Eagle Spirit, & RMHB

April 30, 2018

Proposal by: Giovanni Gallucci

Proposal for: Michelle Krebsbach

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1.1	Intro

Thank you for giving me the opportunity to present this proposal to you. I am interested in providing HEMPd, Eagle Spirit, & RMHB with digital marketing services.

You need a digital marketing strategy. You need to figure out where your target audience is hanging out on the internet: is it Twitter, Facebook, Pinterest, lnstagram, YouTube, SnapChat, or some other online nook you're not yet aware of? Are they still using Google to find you? If so, is that via desktop or mobile search?

We also need to make sure your brand message is consistent, durable, and is one that will resonate with your target market on social media. What information are they looking for? What problem do they want HEMPd, Eagle Spirit, & RMHB to solve for them? And where do they want to find the solution? Finally, I'll uncover which digital channels are the best match for your website's conversion process. The real goal is to get a consistent traffic of buyers headed to your site so we want to make certain that we're catching your target at time when they're likely to buy and make it easy for them to do so, wherever they are.

This is why I am here. I have advanced skills in online strategy, social media, & SEO. All these skills can be brought to bear on this project, saving HEMPd, Eagle Spirit, & RMHB considerable$$ and time when these skills are needed on the campaigns. I can also provide photo and video shooting and editing for a separate fee.

Thank you again for allowing me the opportunity and the consideration.

1.2	About Me

I, Giovanni Gallucci, have been consulting in the search & social media disciplines since 1996. After working for different online marketing agencies, I realized that clients were being underserved by agencies who relied on workers who were under qualified & not experts in their clients' fields. I began consulting as an independent contractor with the belief that the client should be working directly with an expert who had deep knowledge of the industry they work in.

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I develop digital brand strategies and create campaigns that span all areas of internet marketing including search engine optimization, social media, influencer marketing and more with a heavy emphasis on using platform approproate media to get the attention of users and advanced technical tactics to get the attention of the algorithms that run the search results and news feeds of search engines and social media sites.

Social Media Club is the largest professional social media networking organization in the world with hundreds of chapters around the world. I am a co-founder of the national Social Media Club & I founded the Austin & Dallas chapters of the organization. My work has won awards from the Emmy's, The Telly's, Ad Age, & the Webby's. I regularly speak at online marketing events including Pubcon (Las Vegas, Austin, Dallas), Ad Tech, Search Engine Strategies, DFWSEM, Social Media Club , SXSW, & others in the US & as far away as Dubai, Toronto, & the Caribbean.

You can view testimonials from folks who I've taught at http://gallucci.net/testimonials

2.1	Objectives

•	Support Tandem With the launch the branding and digital strategy for HEMPd;
•	Clean up backlog of custom services issues for all HEMPd's sister brands online (Eagle Spirit & RHMB)
•	Grow targeted, engaged audience size of social fans, friends, and followers across m ultip le social media platforms to a level that has a measurable,

positive impact on distribution and sales;

•	Commence proactive engagement with a new, larger audience on the social media platforms where health und living, fitness pros, & health food lovers discover new products;
•	Contribute to technical leadership as it pertains to decisions made with online and mobile technologies;

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•	Introduce HEMPd, Eagle Spirit, & RMHB websites to all major search engines and increase search engine placement for HEMPd, Eagle Spirit, & RMHB and grow your site's traffic, building the brand online and offline while driving sales of merchandise and products online and offline;
•	Create the digital foundation for the current brand identity and develop it's stor to where consumers identify it as a promise of a distinct, positively memorable experience.

3.0	Proposed Program Deliverables

Below are the items that this services contract will focus on in order to drive the best possible results for HEMPd, Eagle Spirit, & RMHB based upon the discussion we have had to date.

3.1	Search Engine Optimization

Initial Setup Reviewing SEO Audit

We'll start by Developing a comprehensive SEO audit of your competitors and get your feedback on where I plan to focus our efforts so we all know we're on the page starting out. I have delivered the initial Website Audit I performed at the beginning of Phase One and we got an idea of where we are starting and what issues need to be addressed on the website.

Setting Up Tools

I'll make sure your analytics tools are set up properly and configure Google Analytics and Google Webmaster Tools to measure what traffic is contributing to your sales conversion. I use other insightful tools that provide information on where your links are coming from, competitive analysis, keyword research tools, brand monitoring, and more.

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Onpage Optimization

Based on the audit, I'll execute any necessary changes to your site which may include things like content edits, changing the title and meta description, updating your robots.txt and XML sitemap, using 301 redirects, and making usability tweaks to the design.

Ongoing Services:

Landing Pages

Landing pages help you rank for targeted keywords and I'll help you develop them. Instead of one page trying to rank for multiple keywords, it's better to create a separate page for every keyword you want to target. The page should contain valuable, in-depth content that's way better than your competitors. The more useful and comprehensive your landing page, the higher Google will place in their search rankings.

Link Building

This is where I engage with people to receive links. The goal is to get high quality vs. high volume links as Google penalizes sites that have too many low quality links. How will I do this?

•	Engaging influencers associated with your brand, commenting on their blog articles, sharing their social media posts, and eventually sending them emails requesting links.
•	Publishing high-quality content and posting it to social media.
•	Engaging and contributing to forums, groups, and other more targeted communities that are likely to share and blog about your content.
•	Reaching out to the press and relevant bloggers for media coverage, interviews, and product reviews.

Measurement and Optimization

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•	I'll review Google Analytics and other metrics tools to make sure we're staying on track with our goals.
•	I'll perform ongoing keyword research and analyze your place in them.
•	I'll uncover where you should be ranking and what traffic will drive the most revenue.
•	I'll alter your website accordingly by building pages and content to rank for the most valuable keywords.

ADDITIONAL SERVICES

•	Keyword research will include checking competitors' efforts, paid search results, & other keyword research software tools to determine the actual popularity of keywords & prioritize campaigns accordingly.
•	Build backlinks from relevant. beneficial websites
•	Edit content, source code, HTML tags, ALT Tags, & media on website to optimize for relevant searches on a monthly basis
•	Maintain, review, & report on analytics on websites
•	Reviewing stats & responding as appropriate
•	Monitor competitor websites for changes in rank & strategy
•	Server / Crawler issues monitored and fixed as needed (Broken Links, Redirects, Sitemaps, etc).
•	Monitor changes in Major Search Engine processes and respond as necessary to protect and continue to improve search positioning of HEMPd, Eagle Spirit, & RMHB.

3.2	Social Media Strategy & Marketing

Account management, content optimization and distribution (content provided by Tandem and HEMPd), review management, & social listening for all HEMPd, Eagle Spirit, & RMHB's social media accounts. All accounts are monitored 7 days a week.

•	I will be responsible for taking action to remove content that is false, misleading, offensive, inappropriate, or unsubstantiated as deemed necessary by by either contractor or Contractor's immediate superior at HEMPd, Eagle Spirit, & RMHB.

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•	In situations where I have access to remove content, content will be removed as soon as it is identified as being false, misleading, offensive, inappropriate, or unsubstantiated.
•	In situations where the offending content is outside my immediate control, I will take necessary steps to have offending content removed from third-party site based upon the standard practices for having such content removed from their platform. HEMPd, Eagle Spirit, & RMHB is responsible for all expenses incurred with having content removed as necessary. No fees will be incurred for this purpose without the express written permission from HEMPd, Eagle Spirit, & RMHB.
•	Replying to comments
•	Checking for brand mentions
•	Monitoring for keywords & hashtags
•	Maintaining editorial calendar {Calendar provided by Tandem)
•	Scheduling automated updates
•	Brand advocacy
•	Monitoring competitors on social platforms
•	Reviewing stats & responding as appropriate
•	Identifying & engaging with influencers
•	Supporting partners
•	Reporting on events
•	Performing monthly internal social media audits
•	Engaging with fans & supporting super fans
•	Connecting with individuals
•	Increasing audience, activity & engagement on branded social platforms
•	Online brand name management over social and search platforms

3.3	Strategic Content

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Discovery/Partnerships

Several methods can be employed to determine the 'powerful' links that are key to a successful Social Media & SEO effort. Sites are found via multiple link building tools as wells as specialized search queries. Content relevancy & other metrics such as MozRank, site indexation, backlinks to the linking page, outbound links will be reviewed to ensure that links are of value to the campaign. A list of links that should be pursued will be created & Giovanni Gallucci will then contact the site owners to attain the links & tracking the efforts to show success rate of links acquired.

•	Blogger Outreach
•	Link Requests
•	Q&A Websites
•	Places where your brand is mentioned & no link is given.
•	Sites who have linked to you in the past
•	Topical or brand-related editorial websites
•	Relevant sites to include your product with theirs in a complementary way
•	Forums & Blog Commenting
•	Directories
•	Guest Slogging Opportunities
•	Recommendations for Microsites & Other Domains
•	lnfographics
•	Content Syndication

3.6 Analytics

The current Google, Facebook, lnstagram, Youtube, & Twitter analytics accounts will be reviewed & suggestions made to ensure that tracking is set up correctly, as well as ensuring that all data is accurate & actionable.

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Fee Summary

SEO Consulting (per month) $2,000

Search Engine Optimization Consulting on monthly retainer. Retainer based upon estimated number of man-hours required to complete tasks in scope of discussed project. Blended rate for retainer consulting is $100/hour. Estimated time applied to search engine optimization services per month under these terms: 20.

Social Media Consulting (per month) $3,000

Social Media Consulting on monthly retainer. Retainer based upon estimated number of man-hours required to complete tasks in scope of discussed project. Blended rate for retainer consulting is $100/hour. Estimated time applied to social media marketing services per month under these terms: 30.

Monthly Total $5,000

Grand Total $5,000

4.0	Why Me?

I'm highly technical in a very social sense. Beyond getting invited speak at lots of industry events, I understand how you can translate what may seem like the frivolous online interaction of your customers into engaging with them in a way that makes your brand more meaningful. I also have a deep understanding of how search algorithms work not only on Google & bing, but on social media and review sites as well. I know who is where, what they're doing, and the best ways you can reach and interact with them. It's like knowing the dress code for every occasion, the right wine to bring to dinner, and whether a rom-com or a thriller is the best choice for movie night. We don't want to crash your customers' online party, we want your customer to discover and introduce HEMPd, Eagle Spirit, & RMHB to everyone at their party on their own terms.

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4.1   Factual Accuracy & Addressing Sensitive Topics

I appreciate the trust you put in me to promote your company, your brands, & your programs through social networks & otherwise. With this trust, I commit to be truthful when I am communicating about you, & also that I am careful if & when the dialogue ventures into certain highly-sensitive areas that require subject matter expertise, including discussions about your ingredients, consumer health as it relates to your products, your environmental impacts, or your financial performance. I will avoid the temptation to respond to these directly unless I either (i) respond with approved messaging the you have prepared for those topics, or (ii) when speaking in my personal capacity, make clear to my audience that I am not speaking on behalf of HEMPd, Eagle Spirit, & RMHB.

Over the years, I have developed some tips I use as a guide as I talk about my clients. Please feel free to comment on these & offer any advice on adjustments you'd like me to make when discussing HEMPd, Eagle Spirit, & RMHB.

Any statement I make about HEMPd, Eagle Spirit, & RMHB which appears to be objective & verifiable (i.e., factual) must be truthful & not misleading, & I must have substantiation to support such statements in my possession at the time the statement is made. If I have any questions about HEMPd, Eagle Spirit, & RMHB, your products, or your programs, I will ask before making any such statements.

I will not make statements on the assumption that I can gather the necessary proof/substantiation later; I must have that data at the time the statement is made. Even if a third party made a statement at issue initially, I know that if I amplify that statement by reposting it or linking to it on HEMPd, Eagle Spirit, & RMHB's behalf or in a way that connects it to HEMPd, Eagle Spirit, & RMHB, HEMPd, Eagle Spirit, & RMHB becomes responsible for the statement1s accuracy. For example, if a blogger or other third party writes a post that makes arguably factual statements about one of HEMPd, Eagle Spirit, & RMHB & I link to it in a way that implies that I'm doing so on behalf of HEMPd, Eagle Spirit, & RMHB, I would be responsible for substantiating those statements. We all can prevent these situations from occurring by following the directives in items 1 & 2 above.

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If I am discussing HEMPd, Eagle Spirit, & RMHB's ingredients, consumer health as it relates to your products, HEMPd, Eagle Spirit, & RMHB's environmental impacts, or your financial performance, I will only messaging that has been vetted & approved for use for me in my situation; if I don't have any approved messaging, I will refrain from participating in the discussion in any way that implies that I am speaking on HEMPd, Eagle Spirit, & RMHB's behalf.

4.2	Terms Of Engagement

Month-to-month engagement includes the agreed upon retainer plus travel, production, and outside expenses with a 30-day clause which allows either party to cancel this agreement with no-fault to either party at any time for any reason or for no reason at all. The agreement assumes I (Giovanni Gallucci) am working on a monthly retainer which provides for the above agreed-upon man-hours per month devoted to online marketing projects for HEMPd, Eagle Spirit, & RMHB. No formal renewal is necessary. The engagement will continue under these same terms on a month-to-month basis until one party gives the other 30-day written notice for cessation of services.

4.3	Forward Looking Statement

As we work through this campaign, it is understood that the landscape is extremely fluid. So while baselines for measurement will stay constant, our tactics and focus will need to be malleable so as to allow us to redirect efforts as deemed necessary.

I look forward to starting this project.

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Contact Information

My Contact Information

Giovanni Gallucci

2900 Camp Wood Court Plano, Texas 75025

469.682.6978

giovanni@gallucci.net http://gallucci.net

Time Line

Keeping in mind that with all work I do with brands, the individual tasks are fluid as the strategy is based upon what I find as I begin the project. With that being said, I am providing a three month timeline here in order to give you all an idea of how I will ramp up on this project and what the weeks filling the start will look like.

DOUBLE CLICK ON THE IMAGE TO SEE THE FULL CHART

If you cannot read the chart, I have also included a PDF here for download:

https://we.tl/D2fNYirv0u

AGREED - SIGNATURES

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Name/Title: Giovanni Gallucci, Consultant

Signature: /s/ Giovanni Gallucci

Date: 05/02/2018

Rocky Mountain High Brands

Name/Title: Michael R. Welch / CEO

Signature: /s/ Michael R. Welch

Date: 5/14/18

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